Exhibit 10.1

LARIAT SERVICES, INC.

P.O BOX 10209

AMARILLO, TX  79116-0209

October 20, 2005

Clayton Williams Energy, Inc.                                           VIA FAX

Attention: Mel Riggs

6 Desta Drive

Suite 6500

Midland, Texas 79705

Re: Drilling Rig Joint Venture (LARCLAY, LLC)

Dear Mel:

This letter, when executed by Clayton Williams Energy, Inc. (“CWEI”), will constitute a binding agreement between Lariat Services, Inc. (“Lariat”) and Williams to form an entity LARCLAY, LLC (“LARCLAY”) to acquire at least 12 drilling rigs.  It is contemplated that the parties will execute further agreements, including Regulations to LARCLAY, an Operating Agreement between LARCLAY and Lariat, which will operate the equipment, and other necessary documents to consummate the transaction.

1.              THE ENTITY

Though we may decide to acquire additional equipment, we will form an entity to acquire drilling rigs from the manufacturer in China.  The name of the entity will be LARCLAY, LLC.  The ownership will be 50% CWEI and 50% Lariat. The sole relationship of the parties is one of members in LARCLAY.  Except as set forth herein, neither party shall owe any duty to the other for business opportunities arising in connection with the drilling rigs, such as for drilling, exploring or operating.

2.              THE EQUIPMENT

Although additional equipment may subsequently be acquired, LARCLAY shall initially acquire four 1,300 hp, six 1000 hp and two 2000 hp drilling rigs.   Eight of the rigs will have 5,000 psi BOPs, and four of the rigs will have 10,000 psi BOPs.  The rigs shall be ordered for construction through Linggas, Limited and are expected to be delivered in Houston, within six to twelve months from order.  Attached hereto as schedule 1 is the preferred order of construction of rigs, however the manufacturing process may dictate the order the equipment is delivered.  Once the rigs are delivered in the United States, the parties recognize that the additional work will be necessary to assemble and outfit them to make ready for use, including the installation of motors, electrical works, plumbing, and mud pumps, which assembly and installation may be performed at the delivery point or such other place as is reasonable under the circumstances.  The parties understand that this additional work may take as much as thirty days to complete depending on the circumstances.  Lariat shall be responsible with consultation with CWEI for the drafting and negotiation of the contracts for the construction of the rigs, the decisions with respect to the equipping and outfitting of the rigs, inspection during the construction phase and arranging shipment to the states.  Costs incurred by Lariat in connection with the foregoing shall be borne proportionately by Lariat and CWEI.  It is understood that concurrently with the acquisition of the rigs contemplated herein, Lariat may acquire for its own benefit rigs to be used in the conduct of its business.

3.              DEPLOYMENT AND PRICING OF THE EQUIPMENT

It is contemplated that the equipment will be utilized primarily on CWEI owned or operated properties or prospects.  The equipment will be priced at not less than current market rates, and subject to changes in the market; provided if long term contracts are required by the lender in order to obtain financing for the rigs, any such contracts thus executed shall not be subject to the foregoing.  Initially it is expected that the two 2000HP rigs and two of the 1000HP  rigs will go to the Northern Louisiana, one of the 1000 HP rigs might be deployed to Colorado, depending upon delivery, one of the 1000HP rigs might be deployed in the Giddings area of Texas and the remainder of the rigs are to be deployed to West Texas.  CWEI and its affiliates, shall have a preference for rig availability for drilling of its prospects; provided that such preference shall not result in a breach of a drilling contract with a third party.  This preference shall include arrangements for the use of the rig to earn an interest in a well or lease.  There shall be no duty of the party having such arrangement to offer to the other party.   At delivery of each rig, CWEI shall provide Lariat a rig utilization schedule showing the anticipated wells to be drilled with such rig during the following three months. The schedule shall be updated monthly, or more often if necessary such that necessary arrangements can be made for the efficient movement of the rig.  CWEI shall notify Lariat promptly upon learning that a CWEI location will not be available upon the completion of the well then being drilled by such well, and shall give the estimated date when such the rig shall be needed.  In such event, Lariat shall attempt to contract the rig out to a third party for the duration of time that the rig shall not be needed by CWEI

4.              FUNDING THE PARTNERSHIP AND FINANCING THE EQUIPMENT

Other than funding the formation of LARCLAY, neither party shall be required to make any additional capital contributions to the joint venture.  It is hoped that LARCLAY will be able to obtain 100% financing of the construction of the rigs and the initial equipping thereof.  Such debt and the financing costs thereof are referred to herein as the “Financing Obligation”. The financing will be for a period of three years.  Lariat will cooperate with CWEI in exploring all financing options, though it will be CWEI’s ultimate responsibility to acquire financing for the construction and equipping the rigs acquired.   In the event

that LARCLAY is unable to finance 100% of the equipment, CWEI invest or loan LARCLAY the balance necessary on the same terms as the primary financing.

After the construction and the initial equipping of the rigs, each party shall be responsible for its proportionate share of all capital for the repair and maintenance of the rigs.  If CWEI determines prior to use of any rig that it does not need such rig in connection with its drilling program, then it shall promptly notify Lariat who shall have the option of buying such rig under the same terms in which LARCLAY is purchasing the rig.  In the event of such a purchase, CWEI shall be reimbursed for any costs or consideration made for the purchase of the rig.  At any time subsequent to a rig being utilized in the field, a member of LARCLAY wishes to sell a LARCLAY rig, the other member of LARCLAY shall have a preferential right to buy such rig under the same terms and conditions as the offer acceptable to LARCLAY.  Should LARCLAY receive an offer from an unaffiliated third party for the sale of a rig acceptable to one member but not acceptable to the other, the rig shall be sold at the terms of such offer with the preferential rights available to the members.  Notwithstanding the foregoing, during the first eighteen months from the date hereof, no rig(s) shall be offered for sale or shall an offer for the sale of a rig be considered except in those situations in which CWEI has determined that it no longer needs the rig(s) in its drilling program, and the rig(s) is not being profitably marketed by Lariat.

5.              OPERATION OF THE EQUIPMENT

Lariat will operate the equipment under its name.  LARCLAY will be charged its pro-rata share of Lariat’s reasonable overhead (based on the number of LARCLAY rigs, divided by the total number of Lariat operated rigs).  In addition, Lariat, through its affiliate, Alsate Management and Investment Company, will provide accounting services.  Lariat will be responsible for staffing decisions on the equipment.  Lariat shall be responsible for obtaining insurance coverage for the equipment and general liability coverage at competitive rates. Such insurance shall be issued by rated companies acceptable to CWEI, and if required by the lender. Prior to payment of all debt associated with the construction and equipping of the rigs, any insurance proceeds attributable to the loss of a rig shall be applied to the financing debts.   The drilling crews shall be employed by Lariat and covered by Lariat’s corporate policy, with LARCLAY reimbursing Lariat for its share of premiums.  Lariat will bill LARCLAY for payroll, benefits, and bonuses of the employees directly employed on the equipment.  Lariat shall operate the rigs in a good and workmanlike in accordance with industry standards, and shall maintain the rigs in good working order; provided, however, Lariat shall not undertake any single repair or maintenance reasonably estimated to exceed $50,000 without the consent of CWEI.

6.              DISTRIBUTIONS

Prior to Payment of Debt.  LARCLAY shall amortize financing costs of 100% of the equipment cost over a three year time frame.  Cash from operations shall first be applied to direct operating costs, employee wages and benefits and then to the debt and interest thereon.  Without the mutual consent of the parties, no distribution of cash shall be made to a member until all debt obligations with respect to all rigs acquired shall have been satisfied.

Subsequent to Payment of Debt.  After payment of debt incurred in connection with the Financing Obligation mutually agreed working capital shall be maintained.  After satisfaction of direct operating costs, Lariat overhead and working capital needs, cash shall be distributed to each party on the basis of its ownership in LARCLAY.

7.              DISSOLUTION LARCLAY

 If at any time following eighteen months either party is dissatisfied with the operations of LARCLAY, then that party may call for dissolution of the company.  If LARCLAY is dissolved, to the extent possible, the equipment will be distributed in kind.  For example, if there is an even number of equivalent rigs, CWEI would receive half of the rigs and Lariat would receive half of the rigs.  It is agreed by the parties that the drilling crew will go with each rig and the parties agree that they will not solicit employees of the other company upon dissolution.  If either party calls for the dissolution of LARCLAY, then any remaining portion of the Financing Obligation together with any other debt obligations or disproportionate capital contributions shall be borne equally by the parties and any prepayment penalty shall be borne solely by the party requesting the dissolution.

In the event that Lariat sells all or substantially all of its assets to a non-affiliated company or there is a change in control of Lariat, then LARCLAY shall at CWEI’s election be dissolved.  In such event, the assets of the company shall be distributed as follows:

•                  After payment of the Financing Obligations, other debt obligations, if any, and disproportionate capital contributions: as set forth above.

•                  Prior to payment of all debt obligations:  At CWEI’s election (i) each party pays one-half of: the remaining Financing Obligation, other debt obligations, if any, and any disproportionate capital contributions, and Lariat shall pay any pre-payment penalties; or (ii) CWEI continues the debt facility in LARCLAY and Lariat, in the event of a change in control, or the purchaser, in the event of an asset sale, becomes responsible for one-half of: the remaining Financing Obligation, other debt obligations, if any, as payments may become due, and any disproportionate capital contributions.

8.   PREFERENTIAL RIGHT.

In the event that either party wants to sell its Membership interest in the LARCLAY, the nonselling party shall have a preferential right to purchase such interest for the same terms as the selling party is willing to contract to sell to a third party.

                9.   PRESS RELEASES.

No press releases shall be issued by either party without the consent of the other party, except when such a release shall be required by law.

If this letter properly sets forth our general agreement, please sign below.

Sincerely,

Lariat Services, Inc.

/s/ M. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd

President

Clayton Williams Energy, Inc.

By:	/s/ Mel G. Riggs
Mel Riggs, Chief Financial Officer

Schedule 1

Preferred Order of Construction

1.               1350HP

2.               1000HP

3.               1000HP

4.               1000HP

5.               1350HP

6.               1000HP

7.               1350HP

8.               1000HP

9.               1350HP

10.         1000HP

The two large 2000 HP rigs will be ordered under a separate contract from the above, and it is preferred to have these rigs as soon as possible.